Exhibit 10.510

PERSONAL AND CONFIDENTIAL

                        , 200

«First_Name» «Last_Name»
«JOB_TITLE»
Chiron Corporation
«ADDRESS», M/S «MS»
«CITY_STATE_ZIP»

Re: Deferred Share Units Grant

Dear: «First_Name»

As you are aware, Novartis AG is in the process of acquiring Chiron Corporation ( the “Company”) pursuant to a merger agreement dated October 30, 2005 (the “Novartis Acquisition”). I am pleased to inform you that you have been granted a deferred share units award (the “Award”) with respect to                     «Shrs_Grntd» («Shrs_Grntd_Wrds») of Company common stock (“Common Stock”) payable in shares of Common Stock or in cash as described below. The Award was granted on                         , 200    (the “Grant Date”) pursuant to the Chiron Corporation 2004 Stock Compensation Plan (the “Plan”) in accordance with the restrictions, terms, and conditions hereinafter set forth and is in all respects limited and conditioned by the provisions of the Plan.

1.             The Award will vest in four (4) equal, successive annual installments upon completion of each year of employment with the Company over the four (4)-year period measured from the Grant Date, subject to accelerated vesting as set forth below.  Each date on which the Award vests is referred to as a “Vesting Date”.

2.             The Award will entitle you to receive, upon each Vesting Date (provided your Award has not been terminated or canceled before such date in accordance with the provisions below), a payment in shares of Common Stock or cash depending on whether the Vesting Date occurs prior to, or on or after the consummation of the Novartis Acquisition (the “Novartis Closing”). To the extent the Vesting Date occurs prior to the Novartis Closing, you will receive the number of shares of Common Stock with respect to which your Award vests on such date. Upon the Novartis Closing, your Award will be assumed by Novartis and will automatically convert into a right to receive a cash payment on each Vesting Date (to the extent the Award has not been terminated or canceled before such date). The amount of the cash payment for each share under the Award that vests on such date will be equal to the consideration paid in the Novartis Acquisition for each share of Common Stock. Accordingly, to the extent the Vesting Date occurs on or after the Novartis Closing, you will receive a cash payment equal to the product of (i) the consideration paid in the Novartis Acquisition for each share of Common Stock and (ii) the number of shares with respect to which the Award vests on such date. In no event will you be entitled to receive any shares of Common Stock or any other securities under this Award on or after the Novartis Closing.

3.             If you voluntarily terminate employment with the Company for any reason or if the Company terminates your employment before a Vesting Date, subject to paragraphs 8 and 9 below, your Award will be canceled automatically and no shares of Common Stock or cash will be issued thereunder.

4.             The issuance of shares of Common Stock or cash under the Award is subject to satisfaction of all tax withholding obligations with respect to such shares or cash and you agree to make appropriate arrangements with the Company to satisfy all such obligations. Unless you elect in writing to satisfy such obligations by payment in cash before issuance of any shares under your vested Award, the number of shares of Common Stock which you would otherwise be entitled to receive on any Vesting Date will be reduced by that number of whole shares which, as of that date, has an aggregate Fair Market Value (as defined in the Plan) equal to the total amount of tax withholding obligations applicable to the shares issuable on that date. To the extent that the payment on any Vesting Date is payable in cash, the amount of your payment will be reduced by the total amount of tax withholding obligations applicable to such payment.

5.             Your Award hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer, to the extent provided below, by will or the laws of descent and distribution. In the event of your death prior to the issuance of shares of Common Stock or cash under your Award, any shares or cash issuable thereunder by reason of your death will pass pursuant to your will or by the laws of descent and distribution.

6.             The issuance of shares of Common Stock hereunder shall be subject to compliance by the Company and you or your beneficiary with all applicable requirements of law relating thereto and with all regulations of any stock exchange on which the Common Stock may be listed at the time of such issuance.

7.             Except as otherwise provided with respect to a Novartis Acquisition in paragraph 2, if the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Company, enter into an agreement to merge or consolidate with another entity, or enter into a plan of reorganization or liquidation, while your Award is unvested, then the Award will become vested and paid in full, immediately before the consummation of such transaction. However, no such acceleration of the vesting or payment date will occur if the agreement requires as a prerequisite to the consummation of any such transaction that each such outstanding Award will be either assumed by the successor corporation or parent thereof or be replaced with a comparable award in the successor corporation or parent thereof.

8.             If there is a Qualifying Termination of your employment following the Novartis Closing, then the Award, to the extent unvested at the time of such Qualifying Termination, will vest and will be paid out in full in cash.

9.             If there is a Change in Control of the Company (other than the Novartis Acquisition) pursuant to which the Award continues and within twenty-four (24) calendar months thereafter there is a Qualifying Termination of your employment, then the Award to the extent unvested at the time of such Qualifying Termination, will vest and will be paid out in full.

10.           For this letter agreement, the following definitions apply:

a.             “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

(i)            The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

(ii)           During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)          The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Company stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of November 20, 1994, as amended, provided the acquiring entity’s Company stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Company securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to you, if you are part of a purchasing group that consummates the Change-in-Control transaction. You shall be deemed “part of a purchasing group” for purposes of the preceding sentence if you are an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

b.             “Qualifying Termination” means: (i) an involuntary termination of your employment by the Company for reasons other than Cause, death or permanent disability or (ii) a voluntary termination by you for Good Reason pursuant to a written notice of termination delivered to the Company; provided that, if upon receiving such notice of termination, the Company requests that you remain an employee for a period ending no later than six (6) months following the date of the Change in Control or the Novartis Closing, as applicable (the “Transition Employment Period”) with compensation and benefits equal to or greater than your compensation and benefits immediately before the Qualifying Termination (or, if more favorable to you, immediately before the Change in Control or the Novartis Closing, as applicable), you will not be deemed to have a Qualifying Termination unless you remain employed throughout the Transition Period or your employment earlier terminates due to death, disability or involuntary termination by the Company for reason other than Cause.

c.             “Cause” means:

(i)            Your willful failure to substantially perform your duties with the Company (other than any such failure resulting from disability);

(ii)           Your material act of dishonesty, fraud or embezzlement against the Company, unauthorized disclosure of confidential information or trade secrets of any of the Company or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct (other than conduct covered under (i) above) that is demonstrably injurious to the Company, monetarily or otherwise; or

(iii)          Your having been convicted of a felony.

For purposes of this subparagraph, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

d.             “Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following within twenty-four (24) months following the Change in Control or Novartis Closing, as applicable;

(i)            The assignment of you to duties materially inconsistent with your authorities, duties, responsibilities as an employee of the Company, or a material reduction in the nature or status of your authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control or the Novartis Closing, as applicable;

(ii)           The Company’s requiring you to be based at a location which is at least fifty (50) miles further from your current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with your business obligations as of the effective date of the Change in Control or the Novartis Closing, as applicable;

(iii)          A material reduction in your base salary or bonus opportunity as in effect on the effective date of the Change in Control or the Novartis Closing, as applicable or as the same shall be increased from time to time;

(iv)          A material reduction in your level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which you participate immediately preceding the Change in Control or the Novartis Closing, as applicable; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if your reduced level of participation in each such program remains substantially consistent with the average level of participation of other employees who have positions commensurate with your position. Long-term incentive plans shall mean the Chiron Executive Long-Term Incentive Plan, the 2004 Stock Compensation Plan (formerly, the 1991 Stock Option Plan), and any other similar plans instituted by the Company.

However, the occurrence of an event set forth in (i) through (iv) above shall not constitute Good Reason if the Company has cured such event within fifteen (15) days of receipt of written notice from you that such event has occurred and constitutes Good Reason.

11.           In the event any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Company affecting the outstanding Common Stock as a class without the Company’s receipt of consideration but excluding the Novartis Acquisition) then, unless such change results in the termination of your Award, the number and/or class of securities subject to your Award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the Award.

12.           Neither you nor, in the event of your death, your beneficiary shall have any rights as a shareholder with respect to the shares of Common Stock issuable hereunder until you shall have been issued a stock certificate for such shares. It is the intention of the parties that the Company’s obligations under your Award are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your Award.

13.           The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your or, if applicable, your beneficiary’s consent, adversely affect the rights of you or your beneficiary hereunder.

14.           The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

15.           This grant shall not constitute a contract of employment. The Company (or any subsidiary employing you) may terminate or change the terms of your employment at any time and for any reason and whether or not such termination or change causes a loss of rights under the Plan or this Award, except to the extent that the terms of any employment contract or, with respect to changes in your compensation, any written compensation agreement between the Company and you may expressly provide otherwise.

16.           For purposes of this Award, the term “Company” shall include any successor.

Very truly yours,

CHIRON CORPORATION

By
Howard H. Pien
Chief Executive Officer;
Chairman of the Board